Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is made as of the 11th day of August, 2009, between Boise Cascade, L.L.C., a Delaware limited liability company (the “Company”), and Duane C. McDougall (“Executive”) with the intention that it be effective on August 16, 2009 (the “Second Amendment Effective Date”).

WHEREAS, Company and Executive are parties to an Employment Agreement dated November 20, 2008 (as the same has been and may be amended from time to time, the “Employment Agreement”); and

WHEREAS, Company and Executive have agreed to make certain changes to the Employment Agreement.

NOW THEREFORE, the parties do hereby agree as follows:

1.  Definitions.  All terms specifically defined in the Employment Agreement shall have the same meaning when used herein.

2.  Position and Duties.  Section 2 of the Employment Agreement is amended and restated in its entirety to read as follows:

2.  Position and Duties.  During the Employment Period, Executive shall serve as Chairman of the Board of Directors of Holdings and shall have the normal duties, responsibilities, functions and authority of such position, subject always to the power and authority of the Board of Directors of Holdings as determined by its Operating Agreement, as from time to time in effect, and applicable law.

3.  Compensation—Salary and Incentive Plans.  Section 3(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

(a)  From and after August 16, 2009 and until termination of the Employment Period, Executive’s base salary shall be $180,000 per annum (as adjusted from time to time in accordance with the following sentence, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  Executive and the Company shall review the Base Salary each year during the Employment Period (beginning January 1, 2010), and Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Compensation Committee of the Holdings Board of Directors (the “Compensation Committee”).  Executive shall not participate in any short term or long term incentive compensation plan or program made available to any of the Company’s other executives except as provided for in clause 3(c) below .  In addition, Executive shall not receive fees for participation in meetings of the Holdings Board of Directors or any committees thereof.

4.  Compensation—Benefits.  Section 3(b) of the Employment Agreement is amended and restated in its entirety to read as follows:

(b)  During the Employment Period, Executive shall be entitled to participate in any of the Company’s health and welfare and retirement plans that are generally available to the Company’s salaried employees so long as the structure of his employment arrangement permits him to meet the qualifications for such participation.  Notwithstanding the foregoing, neither Executive nor his dependents shall participate in the Consumerwise Medical Benefits Program under the Company’s Comprehensive Welfare Benefit Plan or any successor plan thereto and the Company-provided life insurance available to Executive shall be limited in accordance with Section 3 of the First Amendment to the Employment Agreement between Company and Executive dated February 20, 2009.

5.  Compensation—Management Equity.  Section 3(c) of the Employment Agreement is amended and restated in its entirety to read as follows:

(c)  Executive shall continue to participate in the Management Equity Program of Company’s parent company, Forest Products Holdings, L.L.C. (“FPH”), in accordance with the Directors Equity Agreement dated April 3, 2006, as amended from time to time, between Executive and FPH and the Management Equity Agreement between Executive and FPH dated November 20, 2008, as amended from time to time (including the amendment effected concurrently herewith by an agreement between Executive and FPH of even date herewith titled Amendment  No. 1 to Management Equity Agreement).

6.  Compensation—Boise Lodging and Travel.  Section 3(e) of the Employment Agreement is deleted in its entirety; provided that the tax reimbursement and gross up provisions of Section 3(e) of the Employment Agreement shall remain in effect solely in respect of taxes incurred for the Executive’s current tax year for benefits provided to Executive under Section 3(e) prior to the Second Amendment Effective Date.  Such provisions shall survive any termination of the Employment Agreement until they are fully satisfied.  Notwithstanding the foregoing, the Company shall reimburse the Executive’s reasonable costs and expenses of travel on Company business in accordance with the Company’s policies respecting reimbursement of salaried employee business travel expenses as from time to time in effect.

7.  Term.  Section 5 of the Employment Agreement is revised in its entirety to read as follows:

5.  Term.  From and after August 16, 2009, the Company’s employment of Executive and his tenure as the Chairman of the Board of Directors of Holdings and as a member of the Board of Directors of Holdings shall be governed by principles of employment at will which shall permit either party to terminate Executive’s employment by the Company, membership on the Holdings Board of Directors, and position as the Chairman of the Holdings Board of Directors with or without cause on 30 days’ written notice.  Termination by the Company shall be effected only by duly taken action of the Holdings Board of Directors (or Holdings’ voting equity holders in respect of termination of Executive’s membership in the Holdings Board of Directors) which is communicated in writing to Executive.  Executive shall likewise give 30 days’ written notice to the Company, Holdings and Madison Dearborn Partners, L.L.C. of his resignation from the employment relationship.

8.  Intellectual Property, Inventions and Patents.  Section 7 of the Employment Agreement is hereby deleted in its entirety.  Such change shall be effective from and after August 16, 2009.  No amendment effected by Section 8 of this Second Amendment shall limit or waive any rights or remedies for breach of Section 7 of the Employment Agreement prior to the Second Amendment Effective Date or any common law or other contractual duties that Executive may owe to Holdings or any of its subsidiaries from time to time.

9.  Non-Compete, Non-Solicitation.  Section 8(a) of the Employment Agreement is hereby amended by deleting from the first sentence thereof the following language “during the Employment Period and for two years thereafter (the “Noncompete Period”)” and replacing the same with “during the two-year period beginning on August 16, 2009 and ending on the later of the termination of the Employment Period and August 16, 2011 (the “Noncompete Period”)”.  No amendment effected by Section 9 of this Second Amendment shall limit or waive any rights or remedies for breach of Section 8 of the Employment Agreement prior to the Second Amendment Effective Date or any common law or other contractual duties that Executive may owe to Holdings or any of its subsidiaries from time to time.

10.  Survival.  Section 10 of the Employment Agreement is modified by inserting after the words “5 through 24 inclusive,” the words, “as amended from time to time”.

11.  Additional Provisions.  This Second Amendment shall be made part of, and construed in accordance with, the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the date first set forth above.

BOISE CASCADE, L.L.C.

By:	/s/ John T. Sahlberg
Title:	Vice President, Human Resources and
Communications

/s/ Duane C. McDougall
Duane C. McDougall